Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2004, except for Note 11 as to which the date is November 8, 2004 relating to the financial statements, which appears in the Registration Statement on Form S-1/A of ZipRealty, Inc. We also consent to the incorporation by reference of our report dated March 1, 2004, relating to the financial statement schedule, which appears in such Registration Statement on Form S-1/A.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
November 18, 2004